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                                                                    Exhibit 10.6

                                AMENDMENT 2005-1
                                     TO THE
                     NORDSTROM 401(K) PLAN & PROFIT SHARING
                               (2004 Restatement)

The Nordstrom 401(k) Plan & Profit Sharing (the "Plan") is amended as follows effective January 1, 2005, except as otherwise stated, pursuant to 13.1-3 and
15.2 of the Plan, to make technical and administrative changes.

1. Section 2.8 Eligible Employee is amended by adding the following Paragraph
(f) to reflect an Employee's ability to irrevocably waive eligibility to participate in the Plan:

     "(f) An Employee who, prior to his or her earliest participation date under 4.1, makes a one-time irrevocable election not to participate in the Plan, in accordance with procedures established by the Administrator. An Employee is not eligible to receive anything of value from any Employer, from the Administrator or from any other person associated with the Employer or the Plan in consideration of the Employee's election not to participate in the Plan."

2. Section 5.3 Employer Matching Contributions is amended by replacing Subsection 5.3-3 Mid-Year Terminations with the following to correct a typographical error:

     "A Participant whose mid-year termination of employment is on account of death, Disability or Retirement, who accumulated a Year of Service in such year prior to such termination, and whose entire Plan account remains undistributed as of the last day of the Plan Year of termination, shall share in the Employer Matching Contribution allocation for that year. Any other Participant whose employment with the Employer terminates during a Plan Year, and any year-end active Participant who fails to meet the Year of Service requirement, shall not share in the Employer Matching Contribution."

3. Section 5.8 Rollover Contributions is amended by replacing Subsection 5.8-4 Rollover Account with the following for consistency with the Plan's internal rule for involuntary distribution of account balances below $1,000, effective for distributions on and after March 28, 2005:

     "5.8-4 Rollover Account. The transferred amount accepted by the Plan shall be placed in the Participant's Rollover Account, and shall be at all times fully vested and subject to the investment and distribution provisions of section 5.2, but shall not be considered a Participant Elective Deferral Contribution for purposes of the Employer Matching Contribution, contribution limits, or nondiscrimination requirements and limitations of this Plan and the Code, or as part of a Participant's total account balance for purposes of the


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     consent requirement under Section 10.1-1 for involuntary distribution of account balances. Rollovers of after-tax contribution amounts described in
     10.7 will be accounted for separately."

4. Article VII Investment in Insurance Contracts is replaced with the following effective January 1, 2005, to clarify the Plan's administration of life insurance contracts held for investment in participant accounts:

     "ARTICLE VII. INVESTMENT IN INSURANCE CONTRACTS

          "7.1 Purchase of Insurance. Effective from and after February 1, 1992, no additional policies of life insurance will be purchased by the Plan. Policies of ordinary or whole life insurance purchased prior to February 1, 1992, may be continued in effect, subject to the limitations contained elsewhere in this Article VII. The Administrator shall continue to direct payment of premiums on such previously purchased policies for all Participants until such time as a Participant affirmatively elects to surrender or cancel the policy. The Administrator will pay premiums from assets held in the Participant's Plan account, or, if the assets in the Participant's Plan account are not sufficient to pay the premiums required to keep the policy in force, the Administrator will use the policy's cash surrender value to the extent necessary to pay policy premiums. If a Participant affirmatively elects to purchase, surrender or cancel an insurance policy, the Administrator shall transfer, surrender or cancel the policy and allocate the proceeds to the Participant's other investment accounts.

          "In no event may any premiums on whole life insurance be paid under this Plan for a Participant, if the aggregate premiums for that insurance exceed forty-nine percent (49%) of the aggregate of the contributions allocated to such Participant at any time.

          "7.2 Trustee Shall Own the Policy. Each contract issued shall provide, and the application therefor shall request, that a Trustee, subject to the terms and conditions of a Trust Agreement entered into by Employer, shall be the owner of the contract. Any and all rights provided under the contract or policy, or permitted by the insurance company, shall be reserved to that Trustee. Such rights shall include the right to surrender, reduce or split the policy, the right to name and change the payee to receive policy benefits on the happening of any contingency specified in the policy, the right to exercise any loan provisions to pay the policy premium or for any other reason, and such other rights as may be reserved to the owner of the policy. The listing of rights above shall not be construed as a limitation on the Trustee. However, the exercise of the rights reserved to the Trustee as owner of the policy shall be subject to and pursuant to the direction of the Administrator.


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          "7.3 Premiums, etc. The Trustee shall maintain possession of any policy purchased and shall pay the premiums as each premium falls due, unless the Administrator directs otherwise. Dividends may be used in reduction of any such premium, may be applied in any other manner permitted by the insurance company or may be taken in cash by the Trustee, as the Administrator determines from time to time. If, at any time, the Administrator shall decide as an investment matter that the premium on any policy is not to be paid in cash from the Participant's account, the Administrator, in its sole discretion, shall direct the Trustee whether such premium is to be paid by policy loan (if the policy contains such a provision), if any, or whether the policy is to be continued as a paid-up policy, or whether use is to be made of any extended insurance option available thereunder, or whether some other action is to be taken under the policy. Any policy loans shall be proportionate to the loan values of the insurance contracts. In any determination of the Administrator, all Participants similarly situated shall be treated the same. Before directing a Trustee to take any action other than payment of premiums in cash, the Administrator must give the Participant an opportunity either to pay the premium in cash from his or her own funds or to purchase the policy from the Trustee for its fair market value. Any premium received by the Trustee from the Participant shall be paid to the insurance company. If the Participant purchases the policy, the Trustee shall transfer the policy to him/her free and clear of Trust and shall add to his or her account the amount paid by such Participant.

          "7.4 Proceeds and Benefits of Policy. Upon the death of a Participant on whose life the Trustee holds a policy payable to it, the Trustee may collect the proceeds, in which case such proceeds shall be turned over to the Participant's beneficiary, or the Trustee may assign to such beneficiary the policy and all rights thereunder, or the Trustee may direct the insurance company to make payment to such beneficiary in such manner as may be permitted by the insurance contract. The action taken by the Trustee shall be as directed by the Administrator, in its sole discretion, after consideration of the needs of the beneficiary and the intention of the Participant as indicated in the last direction filed with the Administrator and the Trustee by the Participant prior to his or her death. Such intention or direction, however, shall not of itself create in any way a vested right, either in the Participant or his or her beneficiary, nor shall it alter the provisions of this Agreement.

          "7.5 Disposition of Policy. When any Participant whose policy is held hereunder reaches his or her retirement date or age, or terminates employment, or if this Plan and Trust Fund should terminate, the Administrator shall direct the Trustee as to the disposition of the policy so that the provisions of this Plan covering disposition of the account of the Participant in the happening of any such event, may be effected. If a Participant elects to receive a distribution of benefits as provided in
     Article X, the Participant may elect one of the following options with respect to the policy:


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               "(a) Distribution. The Participant may elect a distribution of the policy, free and clear of any lien or interest of the Trust, the Trustee, or the Plan.

               "(b) Surrender. The Participant may instruct the Administrator to direct the Trustee to surrender or cancel the policy, and the cash surrender value of the policy will be distributed to the Participant.

               "(c) Purchase. The Participant may purchase the policy from the Trustee by paying the policy's fair market value to the Trust. The Participant must use non-Plan funds to purchase the policy. Upon the Trust's receipt of the full purchase price, the policy will be transferred to the Participant, free and clear of any lien or interest of the Trust, the Trustee, or the Plan.

     "If the Participant reaches his or her retirement age and does not elect to receive a distribution of Plan benefits, the Trustee shall continue to hold any insurance policy for the benefit of the Participant (provided that that the policy premiums can be paid from the Participant's account as provided in 7.1), unless the Participant (1) elects to purchase the policy by paying to the Trustee the policy's fair market value, or (2) elects to surrender or cancel the policy under 7.1. If the policy premiums cannot be paid from the Participant's account for any reason, the policy will be surrendered or canceled, unless the Participant affirmatively elects to purchase the policy from the Plan. Any amount received by the Trustee as a result of any purchase, cancellation or surrender of the policy shall be added to the account of the Participant and disposition or distribution made as provided elsewhere in this Plan.

          "7.6 Insurer's Responsibility. No insurance company that issues a policy under the Plan will thereby become a party to the Plan or the related Trust Agreements. The liability of any such insurance company shall be only as provided in any policy it may issue. The insurance company shall be fully protected from all liability in accepting premium payments from the Trustee and in making payments to the Trustee, or on direction of the Trustee or the Administrator, without liability as to the application of such payments."

5. Section 10.1 Distribution of Benefits is amended by replacing Subsection 10.1-1 Lump Sum Payment with the following, effective for distributions on and after March 28, 2005, to reflect a reduction from $5,000 to $1,000 as the threshold amount for involuntary distributions of a Participant's account after his or her Severance from Employment Date.

     "10.1-1 Lump Sum Payment. Upon the occurrence of any of the events specified in Article IX requiring or permitting a distribution of benefits to a Participant or his or her beneficiary, the Administrator shall instruct the Trustee to distribute benefits, determined in accordance with 10.2, below, in a single lump sum payment unless the Trustee receives a


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     timely election for a different form of benefit. If the present value of a
     Participant's benefit (excluding the balance in any rollover account) exceeds $1,000 ($5,000 prior to March 28, 2005) and the benefit is Immediately Distributable (see 10.1-3), the Administrator must obtain the consent of the Participant (and Participant's spouse, if married) for the distribution. Consent of both the Participant and his or her spouse shall be written and in the case of the spouse either notarized or witnessed by a plan representative."

6. Section 18.1 Loans to Participants is amended by replacing the last sentence of Paragraph 18.1-3(e) Means of Payment with the following to extend from 80 days to 90 days the period of non-payment that will result in a loan being considered in default, effective for loan repayments due on and after January 1, 2005:

     "However, the loan will be deemed in default if a loan repayment is not received for a period of 90 days."

          SIGNED pursuant to proper authority this 28 day of June, 2005.

Attest:                                   NORDSTROM, INC.


By: /s/ Kathy Way                         By: /s/ Delena Sunday
    -----------------------------------       ----------------------------------
                                              Delena Sunday
Title: Retirement and Life/Work Manager       Executive Vice-President
                                              Human Resources and Diversity
                                              Affairs


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